Exhibit No. 10.3
                                                           ----------------


                  AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT


         This AMENDMENT NO. 2 made as of the 29th day of November, 2001, to the Employment Agreement (the "Agreement") made as of the 20th day of November, 1998, between UNITED RETAIL GROUP, INC., a Delaware corporation, with principal offices at 365 West Passaic Street, Rochelle Park, New Jersey 07662-6563, and KENNETH P. CARROLL, residing at 140 Prospect Avenue, Apartment 11J, Hackensack, New Jersey 07601.

         WHEREAS, capitalized terms used herein and defined in the Agreement shall have the same meaning as in the Agreement;

         WHEREAS, the Executive is an attorney admitted to practice before the courts of the State of New York and the United States District Court for the Southern District of New York;

         WHEREAS, the Executive has been employed by the Company as its Senior Vice President - General Counsel to provide, among other things, advice on the laws of the State of New York and the federal laws of the United States and to supervise the representation before courts and legislative and administrative bodies of the Company and its subsidiaries;

         WHEREAS, the Company desires to continue the professional services of the Executive, and the Executive desires to continue to provide such services to the Company, on the terms set forth in the Agreement; and

         WHEREAS, the provisions of this Amendment were recommended by the Compensation Committee of the Company's Board of Directors on November 28, 2001, and approved by the Company's Board of Directors on November 29, 2001.

         NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1.  Section 1(s) of the Agreement is amended to read in its entirety as follows:

                  "(s) Term of Employment shall mean the period of time commencing on November 20, 1998 and ending on July 30, 2006 or such later date as may be mutually agreed upon by the Board of Directors and the Executive."

2.  Section 4(b) of the Agreement is amended to read in its entirety as follows:

                  "(b) The Executive shall continue to be eligible to receive, and the Company shall continue to pay, a semi-annual cash incentive compensation payment ("Performance Bonus") based on the Company's consolidated operating income for the six-month periods ending January 31st and July 31st, respectively. The Executive's participation percentage shall be 40% with a semi-annual award ranging from zero to 80% of Base Salary for the six-month period in accordance with the Summary Plan Description for United Retail Group, Inc. Incentive Compensation Program for Executives as of August 4, 2001, provided, however, that the Performance Bonus shall be earned and fully vested in the Executive as of January 31st or July 31st, as the case may be, whether or not the Executive shall remain in the Company's employ after the Performance Bonus shall have vested and provided, further, that the Performance Bonus shall be paid to the Executive as soon as practicable after the consolidated operating income for the period in question shall be determined."

3.  All the other provisions of the Agreement shall remain in force unchanged.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment in Rochelle Park, New Jersey, in duplicate originals on November 30, 2001.


                                               UNITED RETAIL GROUP, INC.


                                               By:    RAPHAEL BENAROYA
                                                  ------------------------------
                                               Name:  Raphael Benaroya
                                               Title: Chairman of the Board

                                               KENNETH P. CARROLL
                                               ---------------------------------
                                               Kenneth P. Carroll

KPC amend no. 2
KPC:jw